October 2014

Pricing Sheet dated October 31, 2014 relating to
Preliminary Terms No. 227 dated October 20, 2014

Registration Statement No. 333-177923

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Energy Select Sector SPDR® Fund due February 4, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — October 31, 2014
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the Energy Select Sector SPDR® Fund
Reference index:		The Energy Select Sector Index
Aggregate principal amount:		$14,071,610
Payment at maturity:		• If the final share price is greater than the initial share price, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price, for each $10 stated principal amount PLUS,
$10 × share performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × share percent increase
Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		The closing price of one ETF Share on the pricing date, which was $87.42, divided by the adjustment factor
Final share price:		The closing price of one ETF Share on the valuation date
Adjustment factor:		Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-III.
Leverage factor:		300%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$12.00 (120.00% of the stated principal amount) per PLUS
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		October 31, 2014
Original issue date (settlement date):		November 5, 2014
Valuation date:		February 1, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III
Maturity date:		February 4, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III
CUSIP / ISIN:		48127H232 / US48127H2325
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)(2)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.175(2)(3)	$9.775
$0.05(2)(4)
Total	$14,071,610.00	$316,611.225	$13,754,998.775
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. Please see “Syndicate Information” in the accompanying preliminary terms for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.
(4)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.643 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. MS-1-III, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” in the accompanying preliminary terms.

Preliminary terms no. 227 dated October 20, 2014:http://www.sec.gov/Archives/edgar/data/19617/000089109214007829/e61069fwp.htm
Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011:http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011:http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.